Exhibit 23.1
Deloitte & Touche LLP
Brookfield Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca
Consent of Independent Registered Chartered Accountants
We consent to the incorporation by reference in Registration Statement No. 333-162953 on Form S-3, Registration Statement No. 333-162954 on Form S-8 and Amendment No. 4 to Brookfield Residential Properties Inc. Registration Statement No. 333-169867 on Form F-4 of our reports dated February 17, 2011, relating to the consolidated financial statements of Brookfield Homes Corporation, and the effectiveness of Brookfield Homes Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brookfield Homes Corporation for the year ended December 31, 2010.

Independent Registered Chartered Accountants
Licensed Public Accountants
February 28, 2011